                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT


   PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): April 12, 2007

                        GREATER ATLANTIC FINANCIAL CORP.
                        --------------------------------
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                                    --------
                 (State or other jurisdiction of incorporation)


      0-26467                                             54-1873112
------------------------                                  ----------
(Commission File Number)                                  (IRS Employer
                                                          Identification
                                                          Number)


10700 Parkridge Boulevard, Suite P50 Reston, Virginia     20191
-----------------------------------------------------     -----
(Address of Principal Executive Offices)                  (Zip Code)


                                 (703) 391-1300
                                 --------------
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On April 12, 2007, Greater Atlantic Financial Corp. ("GAFC"), the holding company for Greater Atlantic Bank ("GAB"), and Summit Financial Group, Inc. ("Summit") entered into an Agreement and Plan of Reorganization providing for the merger of GAFC with and into Summit. Also, on April 12, 2007, in a separate but related transaction, GAB and Bay-Vanguard Federal Savings Bank ("Bay-Vanguard"), a wholly-owned subsidiary of BV Financial, Inc., entered into a Purchase and Assumption Agreement providing for the sale of GAB's leased branch office located at 8070 Ritchie Highway, Pasadena, Maryland, to Bay-Vanguard.

         Under the terms of the merger agreement, Summit will pay $4.60 per share in cash and stock for the outstanding common stock of GAFC, subject to adjustment based on GAFC's shareholders' equity at the end of the month in which the sale of the Pasadena branch office is completed. If, at that month-end, GAFC's shareholders' equity, as adjusted in accordance with the terms of the merger agreement, is less than $6.7 million, then the total aggregate value of the merger consideration will be decreased dollar-for-dollar. If GAFC's month-end adjusted shareholders' equity exceeds $6.7 million, then the aggregate value of the merger consideration will be increased dollar-for-dollar, but only to the extent that the amount in excess of $6.7 million is attributable to the sale of the Pasadena branch office, net of all taxes, if any, GAFC would be required to pay. As discussed below, GAB has entered into a definitive agreement with Bay-Vanguard to sell its Pasadena, Maryland branch office to Bay-Vanguard for a deposit premium of 8.5%. At March 31, 2007, the deposits at the Pasadena branch office were approximately $50.9 million, resulting in a present deposit premium of $4.3 million. The aggregate value of the final merger consideration will be determined before proxy solicitation materials are sent to GAFC's shareholders for purposes of soliciting their vote on the transaction.

         The final merger consideration will be paid 70% in the form of Summit common stock and 30% in cash. The exchange ratio for determining the number of shares of Summit common stock to be issued for each share of GAFC common stock will be based on the average closing price of Summit's common stock for the twenty (20) trading days before the closing date of the transaction ("Summit's Average Closing Stock Price"), subject to a "collar" which ranges from $17.82 per share to $24.10 per share. If Summit's Average Closing Stock Price falls within this range, then GAFC shareholders will receive shares of Summit's common stock based on an exchange ratio equal to 70% of the final per share merger consideration divided by Summit's Average Closing Stock Price. However, if Summit's Average Closing Stock Price is less than $17.82 per share, the exchange ratio will equal 70% of the final per share merger consideration divided by $17.82; and if Summit's Average Closing Stock Price is more than $24.10 per share, then the exchange ratio will equal 70% of the final per share merger consideration divided by $24.10.

         Solely for purposes of illustration, the following is a computation of the aggregate value of the merger consideration if GAFC's adjusted shareholders' equity at the end of the month in which the Pasadena branch sale occurs is equal to $11.0 million (assuming GAFC's adjusted shareholders' equity without consideration of the Pasadena branch sale is $6.7 million, plus an assumed Pasadena branch sale deposit premium of $4.3 million). The aggregate value of the final merger consideration would be approximately $18.2 million ($4.60 per share multiplied by GAFC's presently outstanding common shares of approximately 3,024,000, plus the $4.3 million

Pasadena branch deposit premium), or $6.03 per GAFC common share outstanding, representing approximately 1.66 times book value. Accordingly, at this price, GAFC's shareholders would receive $1.81 in cash plus 0.2013 shares (assuming Summit's Average Closing Stock Price equals $20.96, its closing price on April 11, 2007) of Summit common stock for each share of Greater Atlantic common stock owned.

         Alternatively, and solely for purposes of illustration, the following is a computation of the aggregate value of the merger consideration if GAFC's adjusted shareholders' equity at the end of the month in which the Pasadena branch sale occurs is equal to $10.5 million (assuming GAFC's adjusted shareholders' equity without consideration of the Pasadena branch sale is $6.2 million, plus an assumed Pasadena branch sale deposit premium of $4.3 million). The aggregate value of the final merger consideration would be approximately $17.7 million ($4.60 per share multiplied by GAFC's present outstanding common shares of approximately 3,024,000, less $500,000 representing the difference between $6.7 million and $6.2 million, plus the $4.3 million Pasadena branch deposit premium), or $5.86 per GAFC common share outstanding, representing approximately 1.69 times book value. Accordingly, at this price, GAFC's shareholders would receive $1.76 in cash plus 0.1956 shares (assuming Summit's Average Closing Stock Price equals $20.96, its closing price on April 11, 2007, the day before announcement of the merger) of Summit common stock for each share of Greater Atlantic common stock owned.


         The preceding two examples are subject to numerous assumptions and uncertainties, including, without limitation, the level of GAFC's future shareholders' equity and the aggregate consideration to be realized on the sale of the Pasadena branch office. There can be no guarantee that a GAFC shareholder will receive either of such values in the merger.


         In addition to the receipt of GAFC shareholder approval and customary regulatory approvals, and other customary closing conditions, the completion of the merger is conditioned on GAB having core deposits (generally all deposits except municipal, wholesale and brokered deposits) of at least $144.0 million as of closing. At March 31, 2007, GAB's core deposits were approximately $208.8 million, of which approximately $50.9 million were attributable to the Pasadena branch office. Completion of the sale of GAB's Pasadena branch office at least forty-five days before the completion of the merger is also a closing condition of the merger.


         GAFC is required to pay a cash termination fee of $750,000 or $250,000, but not both amounts, if the merger agreement is terminated under certain circumstances.


         Upon the closing of the merger, Summit will assume all of GAFC's obligations under the 6.50% Cumulative Convertible Trust Preferred Securities that have been issued by Greater Atlantic Capital Trust I, a wholly-owned subsidiary of GAFC.


         The merger is expected to be completed in the fourth calendar quarter of 2007, subject to regulatory and shareholder approvals. Immediately following the merger, GAB intends to merge with and into Summit Community Bank, a wholly-owned subsidiary of Summit.


         Under the terms of the purchase and assumption agreement, Bay-Vanguard will pay an 8.5% premium on the balance of deposits assumed at closing. At March 31, 2007, the deposits at the Pasadena branch office on which the deposit premium would apply totaled approximately $50.9 million. Bay-Vanguard will also purchase the branch office's fixed assets. Bay-Vanguard will not acquire any loans as part of the transaction. The purchase is expected to be completed during the third calendar quarter of 2007, subject to regulatory approval.

         GAFC's press release dated April 12, 2007, filed pursuant to SEC Rule 14a-12 on April 13, 2007, is incorporated herein by reference.


ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS.


         (a)    Not applicable.

         (b)    Not applicable.

         (c)    Not applicable.

         (d)    Exhibits:

                2.1    Agreement and Plan of Reorganization dated April 12, 2007

                2.2    Purchase and Assumption Agreement dated April 12, 2007

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       GREATER ATLANTIC FINANCIAL CORP.



Date:  April 16, 2007                  By: /s/ Carroll E. Amos
                                           -------------------------------------
                                           Carroll E. Amos
                                           President and Chief Executive Officer



Date:  April 16, 2007                  By: /s/ David E. Ritter
                                           -------------------------------------
                                           David E. Ritter
                                           Senior Vice President and
                                             Chief Financial Officer